Exhibit 99.1

Contacts:	For Media:	For Investors:
	Christopher Breslin	Edward Spehar
	(212) 578-8824	(212) 578-7888

CARLOS M. GUTIERREZ NAMED TO METLIFE’S BOARD OF DIRECTORS

NEW YORK, March 8, 2013 – MetLife, Inc. (NYSE: MET) announced today that Carlos M. Gutierrez, 59, has been elected to its board of directors effective today.

“I am pleased to welcome Carlos to the MetLife board of directors,” said Steven A. Kandarian, chairman, president and chief executive officer of MetLife, Inc. “His significant leadership experience in both the public and private sectors, combined with his strong, global management background, will make him a valuable resource for MetLife and its shareholders.”

Gutierrez was vice chairman of Citigroup’s Institutional Client Group from January 2011 through February 2013. Before joining Citigroup, he was chairman of Global Political Strategies, a division of the global strategic communications firm APCO Worldwide. From 2005 to 2009, Gutierrez served as the 35th U.S. Secretary of Commerce, working with government and business leaders to promote the economic interests of the United States.

Before serving as Commerce Secretary, Gutierrez was chairman, president and chief executive officer of Kellogg Company. As CEO, Gutierrez oversaw a number of sales and profitability improvements at the company. Over the span of a 30-year career at Kellogg, Gutierrez held several senior leadership positions, including chief operating officer and head of the company’s Asia-Pacific business.

Gutierrez serves as a national trustee at the University of Miami, a trustee of the Woodrow Wilson International Center for Scholars and is co-chairman of the Regional Migration Study Group. In February 2013, he was named chairman of Republicans for Immigration Reform. He also serves on the board of directors of Occidental Petroleum Corporation. Previously, Gutierrez served on the boards of Corning, Inc., Lighting Science Group Corporation, Colgate-Palmolive and United Technologies Corporation.

MetLife, Inc. is a leading global provider of insurance, annuities and employee benefit programs, serving 90 million customers. Through its subsidiaries and affiliates, MetLife holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

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